Exhibit 4.5

Option Granting Agreement

The Option Granting Agreement (hereinafter referred to as this “Agreement” or “Incentive Agreement”) is signed by the following parties in Pudong New Area, Shanghai, China on September 30, 2019:

1.	Hywin Holdings Ltd. (hereinafter referred to as “Cayman Company” or the “Company”) is a limited company established in accordance with the laws of the Cayman Islands, with its registered address at Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010.

2.	Hywin Wealth Management Co., Ltd (hereinafter referred to as “ Hywin Wealth” or the “Domestic Company”) is a limited company established in accordance with the laws of China, with its registered address at No. 611, Sanmin Road, Zhuangxing Town, Fengxian District, Shanghai.

3.	[ ] (hereinafter referred to as the “Grantee”) is a natural person of Chinese nationality, with ID card number of [ ] and domicile of [ ].

Whereas:

1.    As of the date of signing this Agreement, the Grantee is subject to the following subsection (1) :

(1)            the Grantee is an employee of the Company or a company over which the Company has the power to direct or control, and has signed a legal and effective labor contract, service agreement or other employment agreement with the Company or a company over which the Company has the power to direct or control.

(2)            the Grantee was an employee of the Company or a company over which the Company has the power to direct or control.

2.    The Grantee and Hywin Wealth have signed the following documents:

☐    On August 24, 2018, signed the Confirmation Letter of Equity Granting and Subscription and other relevant documents (“Employee Incentive Agreement in 2018”);

☐    On January 8, 2018, signed the Limited Partnership Agreement, the Employee Equity Subscription Right Granting Agreement and other relevant documents (“Employee Incentive Agreement in 2017”);

☐    On January 1, 2017, signed the Limited Partnership Agreement, the Employee Equity Subscription Right Granting Agreement and other relevant documents (“Employee Incentive Agreement in 2016”);

☐    On January 1, 2016, signed the Limited Partnership Agreement, the Employee Equity Subscription Right Granting Agreement and other relevant documents (“Employee Incentive Agreement in 2015”).

The above documents are collectively referred to as the “Original Employee Incentive Agreements”.

3.    As of the date of signing this Agreement:

☐    According to the Employee Incentive Agreement in 2018, the Grantee has be granted the right to subscribe for the ____________shares of equity interests of Hywin Wealth(the “Employee Equity”);

☐    According to the Employee Incentive Agreement in 2017, the Grantee has be grantedthe right to subscribe for __________shares of the Employee Equity;

☐   According to the Employee Incentive Agreement in 2016, the Grantee has be granted the right to subscribe for __________shares of the Employee Equity;

☐   According to the Employee Incentive Agreement in 2015, the Grantee has be granted the right to subscribe for __________shares of the Employee Equity.

4.	The Board of Directors of Cayman Company and the Domestic Company have approved the termination of the Employee Incentive Agreement in 2018 on September 30 2019, and approved the termination of the Employee Incentive Agreement in 2017, the Employee Incentive Agreement in 2016 and the Employee Incentive Agreement in 2015 on September 30, 2019 (Among them, Article 2.4 of Employee Equity Subscription Right Granting Agreement, that is the exercise period thereunder shall not exceed one year, shall be void retrospectively), and to implement this new incentive agreement based on the Original Employee Incentive Agreements and create the trust arrangement based on such Incentive Agreement so as to swap the incentive arrangement to the Company level.

5.	According to this Agreement, the Board of Directors of the Company agrees to grant a certain number of options in the Cayman Company (hereinafter referred to as “Incentive Options”) to the Grantee by stages in accordance with the arrangement in Annex I hereto. Whenvesting conditions are met, according to the provisions of this Agreement, the Grantee shall have the right to exercise Incentive Option at the Exercise Price (as hereinafter defined) during the Exercise Period (as hereinafter defined), and hold such shares in the Cayman Company through a trust established by the Cayman Company (hereinafter the “Trust”) and the sale proceeds such shares in the Cayman Company (the holding and sale of such shares shall be according to the provisions of the Trust documents). The Grantee agrees to accept the aforesaid arrangement and sign this Agreement to signify his/her acceptance.

NOW, THEREFORE, according to the relevant provisions of this agreement, the parties hereby agree the following terms through friendly consultation.

Article 1 Definition and Declaration

1.1  Definition

Unless otherwise expressly stated or required by this Agreement, the following terms or abbreviations shall have the following meanings in this Agreement:

(a company over which the Company has the power to direct or control)	Refer to Hywin Holdings Ltd., Hywin Wealth Management Co., Ltd, as well as their subsidiaries and branches.

(Options)	Refer to the right granted by the Company to the Grantee to subscribe for the beneficial right corresponding to a certain number of shares of the Company at a predetermined price and conditions within a certain period in the future.

(Grant)	Refer to the act of the Company granting options to the Grantee in accordance with the Incentive Agreement.

(Grant Date)	Refer to the date of signing this Agreement between the Grantee and the Company after the Incentive Agreement has been reviewed and approved by the Board of Directors of the Company.

(Exercise)	Refer to the act of the Grantee purchasing or disposing of vested shares of the Company at a exercise price and conditions within the prescribed Exercise Period according to the Incentive Agreement.

(Vesting)	Refer to the fact that the right may be exercised subject to the provisions of this Agreement.

(Vesting Period)	Refer to the period from the date of grant to the date of exercise.

(Vesting Date)	Refer to the date on which the Grantee may request the exercise of the right in accordance with this Agreement, provided that the vesting conditions are met.

(Exercise Period)	Refer to the period from the Vesting Date to the date when the trust plan is terminated or to the date when six years have elapsed since the listing (whichever occurs earlier).

(Exercise Price)	Refer to the exercise consideration of the Incentive Options in accordance with the principles and methods set forth in this Agreement.

(List)	Refer to the Company’s initial public offering and listing (including direct or indirect, domestic or overseas listing).

1.2.	Declaration

(1)  The Company confirms that it will actively promote the implementation of this Agreement and properly perform this Agreement after the signing of this Agreement, and undertakes to actively organize the signing of the legal documents and the realization of shares of the Grantee after receiving the exercise notice issued by the Grantee in accordance with requirements of Board of Directors.

(2)  All parties agree that the Original Employee Incentive Agreements shall be changed in accordance with this Agreement. In case of any inconsistency with this Agreement, this Agreement shall prevail.

(3)  All parties agree to replace the subscription right (if any) of the shares held by the employees or restricted stocks of the Domestic Company with the Incentive Options agreed in this Agreement, and at the same time waive the options or restricted stock (if any) granted in the Original Employee Incentive Agreements and any related exercise rights, and agree (a) not to exercise any vested Incentive Options before the first anniversary of the Listing of the Company (b) to exercise the Incentive Option, and entrust the trust institution designated by the Board of Directors of the Company to hold such shares of the Company upon the exercise of the Incentive Optionin accordance with the terms and conditions of the Trust documents.

(4)  If the Company’s share capital needs to be adjusted (such as share splitting, bonus share issue, share combinationor other similar event affecting the shares) due to the Company’s Listing, the number of options granted to the Grantee and the exercise price shall be adjusted accordingly according to the adjustment of share capital. In case of any conflict between this Agreement and the requirements of the Company’s Listing regulators or regulations, this Agreement will be adjusted according to the relevant requirements after the resolution of the Board of Directors of the Company. The Grantee has no objection to the above adjustments and shall actively cooperate.

(5)  The Grantee confirms that he/she has received and carefully read this Agreement, and Grantee, its successor and respresenative fully understand and accepts the relevant provisions of this Agreement, and agrees to hold the Incentive Options and the Company’s shares after the exercise of the Incentive Options through the Trust (hereinafter referred to as “Incentive Equity”) in strict accordance with the terms and conditions of this Agreement, cooperate with the Company to implement the incentive plan, sign the documents required by the Company in accordance with the incentive plan and this Agreement, and complete relevant procedures required by the Company in accordance with the incentive plan and this Agreement.

(6)  The Grantee confirms that except as otherwise provided by applicable laws, neither rights nor interests under this Agreement shall be deemed as the Grantee’s wages or labor income when calculating the Grantee’s social insurance, compensation, overtime wages or other similar items.

Article 2 Grant of Incentive Options

2.1.  Grant of Incentive Options

On the date of signing this Agreement, the Company shall grant the Grantee Incentive Options to purchase                           shares of the Company (accounting for                                % of issued and outstanding shares before the initial public offering of the Company). The Grantee agrees to exercise the right in accordance with the Trust documents or other methods formulated by the Board of Directors or its authorized representative and obtain the Incentive Equity or the relevant beneficial interests under the Trust during the Exercise Period (the “Incentive Interests”) after the expiration of vesting period specified in Annex I of this Agreement.

Each party agrees that the Original Employee Incentive Agreements or any other form of incentive arrangement shall be terminated and no longer implemented. Except for obtaining Incentive Options in accordance with the provisions of this Agreement, the Grantee shall not require to obtain any other form of Employee Equity, Incentive Equity or other rights under the employee Incentive Agreement.

After paying the exercise price in full, the Grantee will obtain the following economic benefits:

Right to the proceeds: the proceeds to be obtained after the sale or other disposal of the Incentive Equity or other Incentive Interests subject to the compliance with this Agreement and the Trust docments.

2.2.  Non-assignability   of Incentive Options

Except as otherwise provided in this Agreement, the Grantee agrees and acknowledges that: (1) The Incentive Option has the personal specificity and is not assignable, and the Grantee shall not sell, lend, mortgage, pledge, transfer or dispose of the Incentive Options in any form other than succession by will or inheritance, except in the manner provided in this Agreement; (2) In case of termination of the labor or employment relationship with the Company or a company over which the Company has the power to direct or control due to the death or incapacity of the Grantee, the Incentive Options shall be handled in accordance with Article 6 of this Agreement, and the Grantee or his/her successor and guardian shall provide necessary cooperation; (3) once the Grantee signs this Agreement, it shall be deemed that he/she has informed his/her close relatives of this Agreement, and that his/her close relatives will cooperate to handle it (if necessary).

Article 3 Vesting of Incentive Options

3.1.  Vesting Conditions of Incentive Options

The Incentive Options granted to the Grantee can be exercised in accordance with Article 3.4 of this Agreement if the following conditions are met. If the vesting conditions are not met, the current Incentive Options shall not be vested and exercised:

(1)	In the latest accounting year (i.e. December 31 in the subsequent accounting year), the Company does not have any of the following situations:

a)	audit report of the annual financial statements issued by the certified public accountant with reserved opinions, negative opinions or inability to express opinions;

b)	ae subject to an administrative punishment due to material violations of applicable laws and regulations;

c)	any circumstance under which equity incentive is not allowed according to laws and regulations.

(2)	None of the following circumstances happens to the Grantee:

a)	being prosecuted for criminal responsibility for serious dereliction of duty, malpractice and other reasons;

b)	Seriously violating the Company’s management system, causing huge economic loss or serious negative impact to the Company, and being punished by the Company;

c)	being incompetent for his/her duties, violating laws, violates professional ethics, divulging company secrets or other behaviors seriously damaging the Company’s interests or reputation, resulting in changes of duties or dismissal by the Company;

d)	any behavior seriously damaging the Company’s interests or reputation, such as violation of non-competition and non-solicitation clauses, breach of confidentiality obligations, infringement on the Company’s intellectual property rights, etc.;

e)	Other situations that have been included in the prohibition of exercising rights by the resolution of the Board of Directors of the Company.

3.2.      Exercise Time of Incentive Options

During the Exercise Period of Incentive Options, the Grantee agrees not to exercise Incentive Option in any way within one year after the Listing of the Company, and agrees to exercise the Incentive Options in stages, obtain or require the sale of Incentive Interests from the date when one year has elapsed since the Listing to the end of the Exercise Period, in accordance with the period and the maximum amount of exercise specified in Annex II. The Grantee shall complete the exercise within the Exercise Period. If the vesting conditions are not met, such options shall not be exercised. If the vesting conditions are met, but the Incentive Options are not exercised within the Exercise Period, such unexercised parts shall become invalid.

3.3       Exercise Consideration of Incentive Options

The parties agree to determine the exercise consideration of the Incentive Options in accordance with the following formula:

Exercise price = exercise price under the Original Employee Incentive Agreements x the original number of shares obtainable by the employee ÷ number of shares of Incentive Options under this Agreement

The parties agree that the exercise price of Incentive Options calculated according to the above formula is as follows:

1.	The exercise price of the Incentive Options replaced in accordance with the Employee Incentive Agreement in 2018 is USD 0 / share;

2.	The exercise price of the Incentive Options replaced in accordance with the Employee Incentive Agreement in 2017 is USD 2.801 / share;

3.	The exercise price of the Incentive Options replaced in accordance with the Employee Incentive Agreement in 2016 is USD 1.946 / share;

4.	The exercise price of the Incentive Options replaced in accordance with the Employee Incentive Agreement in 2015 is USD 1.894 / share.

3.4.      The procedure for the Exercise of Incentive Options and the Sale of Incentive Equity

3.4.1      The Grantee voluntarily agrees to exercise and sell the rights in accordance with the following procedures, and the Company and other shareholders of the Company (if necessary) shall provide necessary cooperation:

(1)       During the Exercise Period, the Grantee shall submit a written notice to the Company to confirm the number and price of the exercise in the manner determined by the Board of Directors of the Company or the representative authorized by a resolution of the Board of Directors (the “Authorized Representative”), and pay the corresponding exercise price and tax.

(2)       After verifying and confirming the written notice to the Company and the vesting conditions of the Grantee, the Company shall issue such number of Incentive Equity to the Grantee according to such exercise and such Incentive Equity shall be held by the Trust.

(3)      The option exercise price may be paid in the following manner selected by the Board of Directors of the Company or its Authorized Representative, or, if no decision is made by the Board of Directors of the Company or its Authorized Representative, plan (iii) below shall be implemented:

(i)           Require the Grantee to pay in cash;

(ii)          Require the Grantee to deliver common shares of the Company that have a fair market value on the date of payment, which are equal to the amount of the exercise price, but only if the exercise of the options does not result in an adverse accounting charge to the Company which is incurred by the shares used to pay the exercise price, unless the Board of Directors otherwise requires. However, unless otherwise specified by the Board of Directors, the option holder can pay the option exercise price by delivering common shares only when he/she holds common shares that can be freely sold on the stock exchange on the exercise date;

(iii)         The following “non-cash exercise” steps implemented through the Company;

(iv)         By such other means as may be approved by the Board of Directors of the Company, provided that such means and the date of payment shall be permitted by and in accordance with the law.

Subject to this article, if the option is exercised in a non-cash form, the number of common shares issued to the Grantee shall be calculated as follows:

X = Y X (A-B)÷A

Wherein:

X = The number of common shares of the Company to be issued to the Grantee;

Y = The number of common shares required by the Grantee to exercise the vested Incentive Options (including the number of common shares issued to the Grantee and the number of common shares cancelled for paying the exercise price);

A = Fair market value of a common share (as defined below)

B = Exercise Price

“Fair market price” shall be determined by the Board of Directors in accordance with the stock market price of the Company on any trading day or several trading days within 12 months after the approval by the Board of Directors on the exercise and issuing the Incentive Interests, and all relevant information including but not limited to the services of the independent appraiser may be considered.

(4)      Whether or not there is a contrary agreement in this Agreement, the Grantee hereby agrees and authorizes the Company to sell the corresponding Incentive Equity at any time in accordance with the decision of the Board of Directors or its Authorized Representative within 12 months after the approval on the exercise and issuing the Incentive Interests. The Company shall make reasonable commercial efforts to give the cash proceeds arising from the difference between the sale of Incentive Equity and the exercise price to the Grantee as soon as possible.

Article 4 Change in Incentive Options

4.1.      Waiver of Incentive Options

The Grantee voluntarily waives all Incentive Options which are not granted or vested, and/orgranted or vested but unexercised under the Original Employee Incentive Agreements, and has the right to voluntarily waive all Incentive Options which are not granted or vested and/or granted or vested but unexercised under this Agreement. In addition, the Grantee shall comply with the provisions of Article 2.2 (1) of this Agreement, and shall not dispose of the Incentive Options in any way, and the abandoned Incentive Options shall be recovered free of charge by the Company’s Board of Directors or the entity designated by its Authorized Representative.

4.2.      Treatment of Company Change Involved in Incentive Options

In case of any of the following circumstances, the Company shall have the right to make necessary adjustments to the Incentive Options of the Grantee, and the Grantee shall provide active and effective cooperation, including but not limited to keeping consistent actions with the controlling shareholders of the Company, signing relevant documents and handling relevant change registration procedures, but the Grantee shall not accelerate the vesting or exercise of the rights. The said circumstances include without limitation:

a)	A transaction in which the Company is not the surviving party of the merger or division with any other entity;

b)	the sale, transfer and otherwise disposal of all or substantially all the assets of the Company;

c)	Approval of any plan and proposal for complete liquidation and dissolution of the Company by the shareholders’ meeting of the Company;

d)	In a merger or division of the Company with any other entity, the Company is the surviving party, but more than 50% of the Company’s equity is transferred to one or more shareholders who are not the same shareholders that hold such shares before the merger or division; or

e)	A transaction in which a person or a person of a related group (other than the Company and an employee benefit plan of the Company) purchases more than 50% of the Company’s equity, unless the Company’s Board of Directors or its Authorized Representative considers that the transaction does not result in the change of control of the Company;

f)	The Company’s initial public offering and listing (including direct or indirect listing, domestic or overseas listing), or replacement with shares of the Company to be listed.

Article 5 Tax Liability

Except as otherwise provided in the incentive plan, any taxes that should be borne by the Grantee due to the granting / waiver of Incentive Options and / or the acquisition / transfer of incentive shares and in accordance with applicable laws shall be borne by the Grantee; if required by applicable laws, the Company will withhold them. At the same time, during the Exercise Period, the Grantee shall bear the account management fee of RMB 1,000 / time for each exercise sale until all the exercise is completed and the ourrence of the later of (a) none of Incentive Equity of Grantee is held by Trust and (b) Trust is terminated. The account management fee shall be deducted from the salary of the Grantee by the Company according to the actual times for the exercise or the sale of Incentive Equity in such year.

Article 6 Loss of Rights of the Grantee

6.1.     Resignation

6.1.1      Under any of the following circumstances, the Incentive Options granted to the Grantee but unexercised will become invalid; the Incentive Options which are not granted to or vested by the Grantee will not be granted or vested any more:

(a)         The Grantee resigns when less than 5 years have elapsed from the date of signing the earliest employee incentive agreement;

(b)         Serious violation of the terms of the labor contract signed with the Company (including violation of non-competition obligations, etc.), unqualified performance, serious dereliction of duty, malpractice, corruption, bribery, theft, disclosure of business and technical secrets and other dishonest behaviors, as well as other violations of relevant laws, administrative laws and regulations or the Company’s articles of association, internal regulations, and dismissal by the Company to terminate the labor relationship.

6.1.2      When the Grantee resigns and the resignation time is 5 years from the date of signing the earliest employee Incentive Agreement, the Grantee can choose to continue to hold the granted and vested Incentive Options; however, the granted and not vested Incentive Options of the Grantee will be invalid; all the Incentive Options not granted or vested will not be granted or vested.

6.2.   Retirement

If the Grantee has an honorary retirement (the definition of honorary retirement shall be interpreted and implemented by the Board of Directors or its Authorized Representative) and the time of retirement is less than 5 years from the date of signing the earliest employee Incentive Agreement, the Incentive Options granted to the Grantee but not exercised shall become invalid; all the Incentive Options not granted to the Grantee will not be granted.

When the honorary retirement of the Grantee is 5 years or more from the date of signing the earliest annual employee Incentive Agreement, the Grantee can choose to continue to hold the granted Incentive Equity or other rights and interests, but the Incentive Equity granted to the Grantee but not exercised will become invalid; all the Incentive Options not granted to the Grantee will not be granted.

6.3.   Special Cause

6.3.1       If the Grantee is disabled or unable to work due to work reasons, which leads to the termination of the labor contract, the Incentive Equity or other rights and interests that have been granted and obtained from the exercise of the right can be continuously held by the Grantee, and the Incentive Equity that has been granted but unexercised can be fully exercised at the time of resignation, provided that there is no situation under Clause 6.1.1 (b). The Incentive Options which are not granted will not be granted. If the Grantee dies (or is declared dead) due to work reasons, to the extent permitted by appliable laws, the Incentive Equity or other rights and interests that have been granted but unexercised may be exercised in full when the Grantee dies or is declared dead based on the appliable laws. All Incentive Equity or other rights and interests held by the Grantee may be inherited by his/her successor in accordance with the law. The Grantee’s successor will continue to enjoy the dividend rights and disposal rights stipulated in this Agreement, provided that the successor confirms in writing that he/she is bound by the plan and the subscription rights agreement, and only one (1) successor can hold the Incentive Equity or other interests.

6.3.2       Unless otherwise determined by the Board of Directors of the Company or its Authorized Representative, in case of the death (or declaration of death) of the Grantee (excluding the death or declaration of death due to work reasons as mentioned in Article 6.3.1), the extent permitted by appliable laws, the Incentive Equity granted and exercised may be inherited by his/her successor in accordance with the law. All Incentive Equity that have been granted but not exercised by the Grantee shall be void upon the date of death; Incentive Options that have not been granted or vested to the Grantee shall not be granted or vested. The Grantee’s successor will continue to enjoy the rights of dividend and disposal as stipulated in this Agreement, provided that the successor confirms in writing that he/she is bound by this plan and this Agreement, and only one (1) successor can hold the Incentive Equity or other interests.

Article 7 Termination and Rescission

In case of any of the following events, the Company shall have the right to terminate this Agreement unilaterally, and all rights enjoyed by the Grantee under this Agreement shall be terminated immediately. The Grantee agrees to cooperate with the Company unconditionally and complete all procedures required for termination of this Agreement, including but not limited to signing the relevant termination agreement, and the Grantee has no objection to following:

(1)	the Incentive Options are terminated in accordance with this Agreement;

(2)	any circumstance that Board of Directors determines the termination; or

(3)	In order to complete the Listing, the Company terminates this Agreement in accordance with the resolution of the Board of Directors for the compliance of relevant laws and regulations.

Article 8 Confidentiality

8.1       Unless with prior written consent of the Board of Directors or its Authorized Representative or disclosure to a third party which is required by relevant laws and regulations, the Grantee promises not to disclose this Agreement or any information, provisions or details related to this Agreement at any time, otherwise the Company has the right to cancel any incentive agreement signed with the Grantee or other agreements or documents related to it at its own discretion and investigate the corresponding responsibilities; if he/she has obtained the Incentive Interests or Incentive Equity, the Company has the right to order him/her to return the received equity or other interests.

8.2       Each party acknowledges and confirms that any oral or written information (including but not limited to the amount of Incentive Options obtained, customer information, financial information, operation information and technical information of the Company) exchanged by each other in connection with this Agreement and the performance of this Agreement is confidential. Each party shall keep all such information confidential and shall not disclose any such information to any third party without the prior written consent of the other party, except for (1) information known or to be known by the public (other than disclosure to the public by one of the receiving parties without permission); (2) information required to be disclosed by applicable laws; or (3) information required to be disclosed by the Company to its legal or financial advisors in connection with the transactions contemplated by this Agreement, and the legal and financial advisor shall be subject to confidentiality obligations similar to those set forth in this article. The leakage by the staff or the employing agency of any party shall be deemed as the party’s leakage, and such party shall be liable for breach of contract in accordance with this Agreement. This article shall survive termination of this Agreement for any reason.

Article 9 Liability for Breach of Contract

If either party violates or breaches the provisions of this Agreement, it shall be liable for breach of contract and compensate the other party for all losses thus incurred. All the foregoing losses include direct or indirect economic losses, costs or expenses (including but not limited to litigation expenses, expenses and reasonable attorney fees and other consultants costs and expenses) caused to the other party due to breach of contract or inaction.

Article 10 Applicable Law and Dispute Settlement

10.1   Applicable Law

The validity, interpretation, execution, performance and dispute settlement of this Agreement shall be governed by the laws of the Cayman Islands. In the event of a conflict between this Agreement and the mandatory provisions of the laws of the Cayman Islands or China, each party shall be obliged to amend it in accordance with the provisions of the laws of the Cayman Islands.

10.2   Dispute Settlement

(a)  Any dispute, controversy or claim in connection with this Agreement (the “dispute”) shall first be settled by the Company through a consultation with the Grantee. If the dispute cannot be settled through consultation within 60 days from the date of occurrence, the dispute shall be submitted to Shanghai International Economic and Trade Arbitration Commission (the “Commission”) for final and exclusive settlement through arbitration in accordance with the arbitration rules of the Commission in effect at the time of arbitration (the date of submission to arbitration, referred to as the “Commencement Date of Arbitration”). The place of arbitration shall be Shanghai. The arbitration fee shall be borne by the losing party.

(b)  The arbitral tribunal shall consist of three (3) arbitrators. The arbitration applicant and the respondent shall appoint one (1) arbitrator respectively within twenty (20) days from the Commencement Date of Arbitration, and the parties to the dispute shall jointly appoint a third arbitrator as the chief arbitrator at that time. If the parties to the dispute fail to appoint the chief arbitrator within thirty (30) days from the Commencement Date of Arbitration, the chief arbitrator shall be appointed by the Commission in accordance with its then effective arbitration rules within forty-five (45) days from the Commencement Date of Arbitration.

(c)  In the course of arbitration, this Agreement shall continue to be performed except for the content of the dispute being arbitrated.

Article 11 Other Matters

11.1   Entry-into-force

This Agreement shall enter into force as of the date stated in the beginning and signed by the parties. The matters not specified in this Agreement shall be executed in accordance with the incentive plan formulated by the Company from time to time and shall be subject to the incentive plan. Unless otherwise stated in this Agreement, in case of any conflict between this Agreement and the incentive plan, the incentive plan shall prevail.

11.2   Priority

This Agreement is the agreement of the parties on the matters agreed in this Agreement, which is superior to any previous agreement, contract, appointment or other document on the matters agreed in this Agreement.

11.3   Restriction

No right contained in this Agreement shall be construed as giving any right to the authorized person to retain any position as an employee, consultant or director of the Company or any company over which the Company enjoys control right, or in any way to interfere with or restrict the Company or any company over which the Company enjoys control right. The signing of this Agreement does not constitute any commitment of the Company to the term of employment or employment relationship of the authorized person. The employment relationship of the Company to the authorized person is still subject to the relevant provisions of the labor contract.

11.4.   Effectiveness

If any provision of this Agreement is or becomes invalid or unenforceable due to the law applicable to it, it shall be deemed that such provision does not exist from the beginning and does not affect the validity of other provisions of this Agreement; the parties shall negotiate and determine the new provisions within the legal scope to ensure that the intention of the original provisions can be realized to the greatest extent.

11.5   Completeness

This Agreement and its appendices constitute the entire agreement between the parties on the option granting and supersede any prior agreement (whether written or oral) between the parties on the option granting, and the incentive plan (if any) and this Agreement (including its modification agreement or amendment) contain the only and all agreements between the parties on the matters under this Agreement. For the avoidance of ambiguity, any conflicting or overlapping provisions in the previous agreement shall terminate from the effective date of this Agreement.

11.6   Transfer

Once this Agreement is signed, none of the parties shall transfer its rights or obligations under this Agreement in whole or in part without the written consent of the other parties.

11.7   Revise

Subject to the decision of the Board of Directors of the Company or its Authorized Representative, the Company may modify and / or supplement the terms and conditions of this Agreement at any time. The amendment or supplement agreement is an integral part of this Agreement and has the same legal effect as this Agreement. The Grantee hereby specially agrees that if at any time the Company intends to carry out financing events or Listing, the relevant contents of this Agreement shall be modified or supplemented in accordance with the requirements of the Company’s consultants, investors, securities companies or similar institutions and the resolutions of the shareholders’ meeting or the Board of Directors, the Grantee agrees to negotiate any modification to this Agreement in accordance with the opinions of the above institutions and cooperate with them in handling all relevant procedures and sign documents required.

11.8   Copies

The terms of this Agreement shall be written in both Chinese and English. In case of any inconsistency between Chinese and English versions, the English version shall prevail. This Agreement is made in four (4) copies, one (1) for each party and one (1) reserved by the Company for records. Each copy has the same legal effect.

(No text below, signature page attached)

(There is no text on this page. It is the signature page of the Option Granting Agreement)

Company: Hywin Holdings Ltd.

Director (signature)

Hywin Wealth: Hywin Wealth Management Co., Ltd

Legal representative or Authorized Representative (signature)

Grantee: [                                       ]

(Signature)

Signature page of Option Granting Agreement

Annex I: Grantee and Vesting Arrangement of Incentive Options
A:	Table A:
Incentive Options
		Period 1	Period 2	Period 3
Name	Title				Subtotal

		(Vesting time:	(Vesting time:	(Vesting time:
		January 1, 2020)	January 1, 2021)	January 1, 2022)

B:	Table B:
Incentive Options
		Period 1	Period 2	Period 3
Name	Title				Subtotal
(share)
		(Vesting time:	(Vesting time:	(Vesting time:
		January 1, 2019)	January 1, 2020)	January 1, 2021)

C:	Table C:
Incentive Options
		Period 1	Period 2	Period 3
Name	Title				Subtotal
(share)
		(Vesting time:	(Vesting time:	(Vesting time:
		January 1, 2018)	January 1, 2019)	January 1, 2020)

D:	Table D:
Incentive Options
		Period 1	Period 2	Period 3
Name	Title				Subtotal
(share)
		(Vesting time:	(Vesting time:	(Vesting time:
		January 1, 2017)	January 1, 2018)	January 1, 2019)

Annex II: Grantee and Arrangement on the Exercise of Incentive Option and Sale of Incentive Equity

Incentive Interests
		Period 1 (Maximum	Period 2 (Maximum	Period 3 (Maximum
		number of	number of	number of
		exercisable rights	exercisable rights	exercisable rights
Name	Title	and interests	and interests	and interests	Subtotal
(share)
		(Exercise time: )	(Exercise time: )	(Exercise time: )